PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant    X                   __ Confidential, For Use of the
Filed by a Party Other                            Commission Only (as permitted
that Registrant            __                     Rule 14a-6(e)(2))


Check the appropriate box:

___  Preliminary Proxy Statement
 X   Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               EDISON INTERNATIONAL
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 X  No fee required.

___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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   __  Fee paid previously with preliminary materials:

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   __  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration at Statement no.:

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(3)  Filing Party:

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(4)  Date Filed:

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

[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]
EDISON INTERNATIONAL                         SOUTHERN CALIFORNIA EDISON COMPANY
                                             An Edison International Company






                 JOINT NOTICE OF ANNUAL MEETINGS OF SHAREHOLDERS


                                       AND


                              JOINT PROXY STATEMENT






                                 ANNUAL MEETINGS
                                 APRIL 20, 2000

[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]
EDISON INTERNATIONAL                         SOUTHERN CALIFORNIA EDISON COMPANY
                                             An Edison International Company

                                                    March 13, 2000


Dear Shareholder:

         You are invited to attend the Edison International and Southern California Edison Company ("SCE") annual meetings of shareholders. The meetings will be held jointly on Thursday, April 20, 2000, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California, at 10:00 a.m., Pacific Time.

         You may note on the inside back cover of the 1999 Annual Report that we had originally planned to hold the annual meetings in Chicago, in recognition of our significant 1999 acquisitions of power generation facilities in Illinois. However, in light of recent developments that have resulted in a large drop in our Edison International Common stock price, we decided to hold the meetings in Southern California to provide an opportunity for a larger number of you to meet with us.

         Your voting instructions and the applicable 1999 Annual Report are enclosed with this Joint Proxy Statement. The Joint Proxy Statement discusses the matter to be considered at the annual meetings. At the meetings, shareholders of Edison International and SCE will elect Directors who will be responsible for the direction of company affairs until the next annual meetings.

         Your Board of Directors and Management recommend that you vote "FOR" the nominees for Directors listed in the Joint Proxy Statement.

         Whether or not you expect to attend the annual meetings, it is important that your shares be represented. If you hold shares in both Edison International and SCE, you will receive a proxy card for each company.

         We are pleased to offer you options to vote your shares by mail, telephone or the Internet. To vote by mail, you may complete, sign, date and return the enclosed proxy card in the envelope provided. If you hold shares in your own name, or through the Edison International Dividend Reinvestment and Stock Purchase Plan or the SCE Stock Savings Plus Plan, you may vote by telephone or via the Internet by following the instructions on your proxy card. There is a special number assigned to you on the proxy card to safeguard your vote. Voting by telephone and the

Internet is available 24 hours a day, 7 days a week, except that Stock Savings Plus Plan shareholders must vote by 5:00 p.m., Eastern Time, on April 17, 2000. If you hold your shares in an account with a broker or other nominee, you will receive separate instructions from that nominee which may also allow telephone and Internet voting.

         Your continued interest in the business of Edison International and SCE is appreciated.





    John E. Bryson                          Stephen E. Frank
    Chairman of the Board, President        Chairman of the Board, President
    and Chief Executive Officer             and Chief Executive Officer
    Edison International                    Southern California Edison Company






                                    IMPORTANT

       In order to assure a quorum of shareholders at the annual meetings, please complete, sign, date and mail the enclosed card promptly; or (if available to you) give your instructions by telephone or the Internet as described on the enclosed card. If you mail the enclosed card, please sign (do not print) your name exactly as it appears on the card. When signing as attorney, executor, administrator, trustee or guardian, include your full title. Please have an authorized officer whose title is indicated sign for corporations, charitable institutions and governmental units. For partnerships, have a partner sign and indicate partnership status.

[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]
EDISON INTERNATIONAL                         SOUTHERN CALIFORNIA EDISON COMPANY
                                             An Edison International Company

         ===============================================================

                         JOINT NOTICE OF ANNUAL MEETINGS
                                 OF SHAREHOLDERS
         ===============================================================


Date:      Thursday, April 20, 2000

Time:      10:00 a.m., Pacific Time

Place: The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California


Matters to be voted upon by Edison International and Southern California Edison Company ("SCE") shareholders:

o Election of 13 and 12 Directors, respectively - The names of the Director nominees are:


                 John E. Bryson*                    Ronald L. Olson

                 Warren Christopher                 James M. Rosser

                 Stephen E. Frank                   Robert H. Smith

                 Joan C. Hanley                     Thomas C. Sutton

                 Carl F. Huntsinger                 Daniel M. Tellep

                 Charles D. Miller                  Edward Zapanta

                 Luis G. Nogales


                * John E. Bryson is a Director nominee for the
                  Edison International Board only.


o    Any other business that may properly come before the meetings.

Record Date:  Shareholders of record at the close of business on February 22,
              2000, and valid proxyholders for those shareholders, are entitled to vote at the annual meetings.

Meeting Admission:  The following individuals will be admitted to the meetings:

o    Shareholders of record on the record date, and their spouses;

o Individuals holding written proxies executed by shareholders of record on the record date;

o Shareholders who provide a letter or account statement from their broker or other nominee showing that they owned stock held in the name of the broker or other nominee on the record date, and their spouses; and

o Other individuals with the approval of the Edison International or SCE Secretary.

Shareholders which are companies or other entities are limited to three authorized representatives at the meetings.


Dated:  March 13, 2000

                                           For the Boards of Directors,


                                           BEVERLY P. RYDER
                                           -----------------------------------
                                           BEVERLY P. RYDER, Secretary
                                           Edison International and
                                           Southern California Edison Company

                                TABLE OF CONTENTS

INTRODUCTION - SOLICITATION OF PROXIES.......................................1
QUESTIONS AND ANSWERS ON VOTING, PROXIES, AND ATTENDANCE.....................2
ELECTION OF DIRECTORS, NOMINEES FOR ELECTION.................................6
BOARD COMMITTEES.............................................................8
BOARD MEETINGS AND ATTENDANCE................................................9
BOARD COMPENSATION...........................................................9
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.........................12
SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................13
STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS.....................................14
EXECUTIVE COMPENSATION......................................................15
  SUMMARY COMPENSATION TABLE................................................15
  OPTION / SAR GRANTS IN 1999...............................................18
  AGGREGATED OPTION / SAR EXERCISES IN 1999 AND FY-END OPTION/SAR VALUES....21
  PENSION PLAN TABLE........................................................23
  OTHER RETIREMENT BENEFITS.................................................24
  EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS...........24
COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEES'
REPORT ON EXECUTIVE COMPENSATION............................................25

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEES
INTERLOCKS AND INSIDER PARTICIPATION........................................29

CERTAIN RELATIONSHIPS AND TRANSACTIONS OF NOMINEES AND EXECUTIVE OFFICERS...30
OTHER MANAGEMENT TRANSACTIONS...............................................30
FIVE-YEAR STOCK PERFORMANCE GRAPH...........................................31
INDEPENDENT PUBLIC ACCOUNTANTS..............................................32
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2001 ANNUAL MEETINGS..............32
AVAILABILITY OF FORM 10-K AND OTHER INFORMATION.............................33
OTHER PROPOSED MATTERS......................................................33

                              EDISON INTERNATIONAL
                       SOUTHERN CALIFORNIA EDISON COMPANY
                            2244 WALNUT GROVE AVENUE
                                  P. O. BOX 800
                           ROSEMEAD, CALIFORNIA 91770

     ======================================================================

                              JOINT PROXY STATEMENT

     ======================================================================


                     INTRODUCTION - SOLICITATION OF PROXIES

     This Joint Proxy Statement, proxy forms, voting instructions and the 1999 Annual Reports are being distributed together beginning March 13, 2000, to the Edison International and Southern California Edison Company shareholders for their annual meetings. The annual meetings will be held jointly on Thursday, April 20, 2000, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California, at 10:00 a.m., Pacific Time. The Edison International and Southern California Edison Company Boards of Directors are soliciting proxies from you for use at their annual meetings, or at any adjournment or postponement of the meetings. Proxies allow properly designated individuals to vote on your behalf at an annual meeting. This Proxy Statement discusses the matter to be voted on at the annual meetings.

     In this Proxy Statement:

     o "Annual meeting" means the Edison International annual meeting of shareholders and the Southern California Edison Company annual meeting of shareholders, which are being held jointly.

     o    "SCE" means Southern California Edison Company.

     o "SSPP" means the SCE employee benefit plan known as the Stock Savings Plus Plan.

     o "DRP" means the Edison International shareholder plan known as the Dividend Reinvestment and Stock Purchase Plan.

     o Holding shares in "street name" means your shares are held in an account through your broker, bank, fiduciary, custodian or other nominee, and you are considered the beneficial owner of those shares. Your name does not appear on the Companies' records as a shareholder.

     o Holding shares as a "registered" shareholder or "of record" means your shares are registered in your own name directly with the Companies rather than in street name, and that stock certificates are issued in your own name. Shares held in your DRP plan account are also included.

            QUESTIONS AND ANSWERS ON VOTING, PROXIES, AND ATTENDANCE

Q:   What am I voting on?

A: You are voting on the election of 13 Directors for Edison International and 12 Directors for SCE and any other matters properly brought before the meetings. The election of Directors is Item 1 on the proxy card.

Q.   Who can vote?

A. All registered shareholders at the close of business on February 22, 2000, are entitled to vote at the meeting. Holders of Edison International's Common Stock are entitled to one vote per share on each item of Edison International business. On each item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share; holders of SCE $100 Cumulative Preferred Stock are entitled to two votes per share; and holders of SCE Common Stock are entitled to one vote per share. Shareholders who hold shares that are not registered in their own name will give voting instructions to the registered shareholders. Shares held by participants in the SSPP are registered in the name of the plan trustee. Fractional shares, such as those held in the SSPP and in the DRP, may not be voted. All shares of SCE Common and Preferred Stocks vote together as one class.

Q:   Who can attend the meeting?

A: All shareholders on the record date, or their duly appointed proxies, may attend the meeting. Shareholders' spouses are also welcome. Seating, however, is limited. If you are a registered or SSPP shareholder, an admission pass is included with these materials. If you do not have an admission pass, you must check in at the registration desk at the meeting. If you are a registered shareholder, we will be able to verify your share ownership from the share register upon presentation of proper identification. If your shares are not registered in your name, you will need to bring a letter or an account statement from your broker, plan trustee or other nominee reflecting your stock ownership as of the record date and to provide proper identification. A shareholder which is a corporation, partnership, association or other entity is limited to three authorized representatives at the annual meeting.

Q:   How do I vote?

A: If you are a registered or SSPP shareholder, you may choose one of the following ways to cast your vote:

o By mail: Complete, date, sign and mail the proxy/voting instruction card in the enclosed postage prepaid envelope.

o By telephone: Call 1-877-779-8683 toll free from the U.S. and Canada. Call 1-201-536-8073 from outside the U.S. and Canada.

o Via the Internet: Access the Edison International World Wide Web site http://www.eproxyvote.com/eix Access the SCE World Wide Web site http://www.eproxyvote.com/sce

     Registered shareholders have a fourth option to cast their vote:

o By ballot at the meeting: Attend the annual meeting and complete a written ballot distributed at the meeting.

If you vote by telephone or via the Internet, follow the instructions on the enclosed card. You will be asked to enter a specially assigned control number on the proxy card. Additionally, if you vote by telephone, you will receive recorded instructions, and if you vote via the Internet, an electronic proxy card. Voting by telephone and via the Internet is available 24 hours a day, seven days a week, except for SSPP shareholders who must vote by 5:00 p.m., Eastern Time, on April 17, 2000.

     By voting by mail, telephone or the Internet, you will authorize the individuals named on the proxy card, referred to as the proxies, or the SSPP trustee to vote your shares according to your instructions. You are also authorizing those persons to vote your shares on any other matter presented at the meeting.

     If you hold shares in street name, you will provide voting instructions as follows:

     o    By mail: On cards received from your broker or other nominee.

     o By telephone or via the Internet: If offered by your broker or other nominee.

     o By ballot at the meeting: If you request a legal proxy from your broker or other nominee and deliver the proxy to the inspector of election before or at the meeting.

     Under California law, you may transmit a proxy by telephone or via the Internet if authorized by you or your attorney in fact. SHAREHOLDERS WHO VOTE BY TELEPHONE OR OVER THE INTERNET SHOULD NOT MAIL THE PROXY CARD.

Q: What happens if I return my proxy or vote by mail, telephone or the Internet, but I do not indicate my voting preference?

A: If you return your proxy or vote by mail and do not indicate how you wish to vote for the nominees for Director, the proxies and SSPP trustee will vote FOR election of all the nominees for Director (Item 1). If you enter your control number by telephone or the Internet and do not indicate how you wish to vote for the nominees for Director, your shares will not be voted.

Q:   What happens if I do not return my proxy or provide voting instructions?

A: If you are a registered shareholder and you do not deliver voting instructions to a designated proxy or cast a ballot at the annual meeting, your shares will not be voted. If you are an SSPP shareholder and you do not deliver voting instructions to the trustee, the trustee may vote your shares as it chooses. If you hold your shares in street name and you do not instruct your broker or other nominee how to vote your shares, the registered owner may be authorized to vote your shares as it chooses on the matter to be considered at the meeting. If your broker lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a "broker nonvote" on that item.

Q:   What if I vote and then change my mind?

A:   If you are a registered shareholder, you can revoke your proxy by:

     o   Writing to the company Secretary;

     o   Voting again via mail, telephone or the Internet; or

     o   Voting in person at the annual meeting.

     Your last vote will be the vote that is counted.

     If you are an SSPP shareholder, you can revoke your voting instructions by voting again via mail, telephone or the Internet by 5:00 p.m., Eastern Time, on April 17, 2000.

     If you hold shares in street name, you should contact the registered shareholder before the annual meeting to determine whether you can change your voting instructions.

Q:   How many votes do you need to hold the meeting?

A: As of the record date, February 22, 2000, Edison International had 347,213,906 shares of Edison International Common Stock outstanding and entitled to vote. SCE had 5,150,198 shares of Cumulative Preferred Stock, 2,557,000 shares of $100 Cumulative Preferred Stock, and 434,888,104 shares of SCE Common Stock outstanding and entitled to vote.

     The holders of the Edison International Common Stock have the right to cast a total of 347,213,906 votes. The holders of the SCE Cumulative Preferred Stock have the right to cast a total of 30,901,188 votes, the holders of the SCE $100 Cumulative Preferred Stock have the right to cast a total of 5,114,000 votes, and the holder of the SCE Common Stock, Edison International, has the right to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 470,903,292 votes.

     A quorum is required to transact business at the annual meeting. The presence at the annual meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. If you properly return your proxy by mail, by telephone or via the Internet, you will be considered part of the quorum, even if you abstain from voting or withhold votes, and the proxies will vote your shares as you have indicated. If a broker or other nominee holding your shares in street name votes your shares or returns a properly executed proxy representing your shares, your shares will be considered as present and part of the quorum, even if your broker or other nominee does not indicate a voting preference, or otherwise abstains or withholds votes, on any or all matters.

Q:   What vote is required to adopt the proposal at the meeting?

A: On Item 1, the Election of Directors, the 13 and 12 nominees receiving the highest number of affirmative or "FOR" votes will be elected as Directors of Edison International and SCE, respectively. Votes withheld for any of the nominees, abstentions or broker nonvotes will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

Q:   Who will count the votes?

A: EquiServe Trust Company, N.A., will tabulate the votes and act as the inspector of election. To protect the confidentiality of votes cast under the SSPP, Edison International will not have access to any of the SSPP shareholders' voting instructions, and SSPP voting results will only be reported in the aggregate.

Q:   What shares are included on the proxy card?

A: If you hold shares in both Edison International and SCE, you will receive a card for each company. The shares listed on your card(s) represent all the shares of common stock and preferred stock registered in your name (as distinguished from those held in street name), all whole shares held in the DRP, and all whole shares held in the SSPP. You will receive separate cards from your broker or other nominee if you hold shares in street name.

Q:   What does it mean if I get more than one proxy card?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts, and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. If you are a registered shareholder and hold shares in more than one shareholder account, or you share an address with other registered shareholders, you may be receiving multiple copies of our Annual Report to Shareholders. You can save the Companies money if you direct us to discontinue mailing multiple reports by marking the appropriate box on the enclosed proxy card, or follow the instructions provided when you vote by telephone or over the Internet. Eliminating redundant mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of an Annual Report to a particular account, you may call Norwest Bank Minnesota, N.A., at 1-800-347-8625.

Q:   How much did this proxy solicitation cost?

A: Edison International and SCE have retained Corporate Investment Communications, Inc., to solicit proxies from shareholders at an estimated fee of $10,000 plus expenses. (This fee does not include the costs of printing and mailing the proxy materials.) Edison International and SCE will pay all proxy solicitation costs. Some of the directors, officers and other employees of Edison International and/or SCE also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation, except for customary overtime pay. Edison International and SCE will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of their stocks and obtaining voting instructions.

Q:   Whom can I call with any questions?

A: You may call Norwest Bank at 1-800-347-8625 or visit their World Wide Web site at http://www.norwest.com/business-stocktransfer

Q:   How does the Board recommend I vote?

A: The Edison International and SCE Boards recommend the election of their nominees for Directors listed in this Proxy Statement.

                              ELECTION OF DIRECTORS
                              Item 1 on Proxy Card

                              NOMINEES FOR ELECTION

     Thirteen and twelve Directors will be elected to the Edison International and SCE Boards, respectively, to hold office until the next annual meeting. This reflects a reduction in the size of the Edison International Board due to the retirement of one Director, Mr. Winston H. Chen, and a reduction in SCE Board size due to Mr. Chen's retirement and the resignation of one Director, Mr. John
E. Bryson. Should any of the nominees become unavailable to stand for election as a Director, the proxies will have the authority to vote for substitute nominees as they choose.

     The nominees for Directors of Edison International and SCE are the same, except for Mr. Bryson who is a nominee for the Edison International Board only. A brief biography of each nominee is presented below.

JOHN E. BRYSON*
Chairman of the Board, President and Chief Executive Officer of Edison International and Chairman of the Board of Edison Mission Energy (electric power generation; a nonutility subsidiary of Edison International) (since 2000); Chairman of the Board and Chief Executive Officer of Edison International and SCE (1990-1999)
Mr. Bryson has been a Director of Edison International since 1990. He is a Director of The Boeing Company, The Times Mirror Company, and Pacific American Income Shares, Inc. and LM Institutional Fund Advisors I, Inc. Mr. Bryson is a graduate of Stanford University and Yale Law School. Age 56.

WARREN CHRISTOPHER
Senior Partner of the law firm of O'Melveny & Myers (1958-1967, 1969-1977, 1981-1993, and since 1997); U. S. Secretary of State (1993-1997)
Mr. Christopher has been a Director of SCE from August 1971 through January 1977, from June 1981 through January 1993, and from May 1997 to date. He has been a Director of Edison International from April 1988 through January 1993 and from May 1997 to date. Mr. Christopher is a graduate of the University of Southern California and Stanford Law School. Age 74.

STEPHEN E. FRANK
Chairman, President and Chief Executive Officer of SCE (since 2000);
President and Chief Operating Officer of SCE (1995-1999);
President and Chief Operating Officer of Florida Power and Light Company (1990-1995)
Mr. Frank has been a Director of Edison International and SCE since 1995. He is a Director of Washington Mutual, Inc., and UNOVA, Inc. Mr. Frank is a graduate of Dartmouth College and received his MBA degree from the University of Michigan. Age 58.

JOAN C. HANLEY
General Partner and Manager of Miramonte Vineyards (1973-1998)
Mrs. Hanley has been a Director of SCE since 1980 and a Director of Edison International since 1988. Mrs. Hanley is a graduate of the University of Washington. Age 67.

CARL F. HUNTSINGER
General Partner of DAE Limited Partnership, Ltd. (agricultural management) (since 1986)
Mr. Huntsinger has been a Director of SCE since 1983 and a Director of Edison International since 1988. Mr. Huntsinger is a graduate of the Massachusetts Institute of Technology. Age 70.


------------
* John E. Bryson is a nominee for Director of Edison International only.

CHARLES D. MILLER
Chairman of the Board of Avery Dennison Corporation (manufacturer of self-adhesive products) (since 1998); Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation (1983-1998)
Mr. Miller has been a Director of SCE since 1987 and a Director of Edison International since 1988. He is a Director of Nationwide Health Properties (Chairman), Pacific Life Insurance Company, The Air Group, Mellon Financial Group-West Coast, and Korn/Ferry International. He graduated from Johns Hopkins University. Age 71.

LUIS G. NOGALES
President of Nogales Partners (a private equity investment company) (since 1990) Mr. Nogales has been a Director of Edison International and SCE since 1993. He is a Director of Adolph Coors Company, Kaufman and Broad Home Corporation, and Kaufman and Broad, France. Mr. Nogales is a graduate of San Diego State University and Stanford Law School. Age 56.

RONALD L. OLSON
Partner of the law firm of Munger, Tolles and Olson (since 1970)
Mr. Olson has been a Director of Edison International and SCE since 1995. He is a Director of Berkshire Hathaway, Inc., and Pacific American Income Shares, Inc. and LM Institutional Fund Advisors I, Inc. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 58.

JAMES M. ROSSER
President of California State University, Los Angeles (since 1979)
Dr. Rosser has been a Director of SCE since 1985 and a Director of Edison International since 1988. He is a Director of Sanwa Bank. Dr. Rosser holds three degrees from Southern Illinois University. Age 60.

ROBERT H. SMITH
Managing Director of Smith & Crowley, Inc. (merchant banking) (since 1992)
Mr. Smith has been a Director of SCE since 1987 and a Director of Edison International since 1988. Mr. Smith is a graduate of the University of Southern California and holds a Law Degree from Van Norman University. Age 64.

THOMAS C. SUTTON
Chairman of the Board and Chief Executive Officer of Pacific Life Insurance Company (since 1990)
Mr. Sutton has been a Director of Edison  International and SCE since 1995.
He is a Director of Newhall Land & Farming Company, The Irvine Company, and PIMCO Advisors, L.P. Mr. Sutton is a graduate of the University of Toronto. Age 57.

DANIEL M. TELLEP
Chairman of the Board and Chief Executive Officer of Lockheed Martin Corporation (aerospace industry) (1996); Chairman and Chief Executive Officer of Lockheed Martin Corporation (1995)
Mr. Tellep has been a Director of Edison International and SCE since 1992.
He is a Director of Wells Fargo Bank, N.A. Mr. Tellep holds two degrees from the University of California at Berkeley and has completed studies at Harvard University. Age 68.

EDWARD ZAPANTA
Private Practice Physician (neurosurgical care) (since 1970)
Dr. Zapanta has been a Director of SCE since 1984 and a Director of Edison International since 1988. He is a Director of The Times Mirror Company and EastWest Bancorp, Inc. Dr. Zapanta attended the University of California at Los Angeles and is a graduate of the University of Southern California School of Medicine. Age 60.

                                BOARD COMMITTEES

     The Edison International and SCE Board Committees are the Audit Committee, Compensation and Executive Personnel Committee, Executive Committee, Finance Committee and Nominating Committee. The composition of each Committee is the same for Edison International and SCE, except for the Executive Committee. Each Committee held the same number of meetings in 1999, unless otherwise indicated in the table below. This table describes the Boards' Committees.



                                                                                                           NUMBER OF
           COMMITTEE NAME                                                                                   MEETINGS
            AND MEMBERS                                     COMMITTEE FUNCTIONS                             IN 1999
           --------------                                   -------------------                            ---------
Audit                                 o    Meets regularly with management, the independent public              4
                                           accountants, and the internal auditors to make inquiries
     Daniel M. Tellep, Chair               regarding the manner in which the responsibilities of
     Winston H. Chen                       each are being discharged
     Carl F. Huntsinger
     Charles D. Miller                o    Recommends to the Boards the annual appointment of the
     Thomas C. Sutton                      independent public accountants
     Edward Zapanta
                                      o    Reviews with the independent public
                                           accountants the scope of audit and
                                           other engagements and the related
                                           fees, the accounting principles being
                                           applied in financial reporting, and
                                           the adequacy of internal accounting
                                           controls

                                      o    Monitors legal proceedings,
                                           environmental compliance, health and
                                           safety compliance, information
                                           technology security, legal
                                           compliance, and compliance with
                                           business ethics programs


Compensation and                      o    Reviews the performance and compensation of the Executive           8
Executive Personnel                        Officers and approves appropriate adjustments

     Charles D. Miller, Chair         o    Participates in executive succession planning and
     Luis G. Nogales                       management development
     Robert H. Smith
     Thomas C. Sutton                 o    Has additional duties described in the "Compensation and
     Daniel M. Tellep                      Executive Personnel Committees' Report on Executive
                                           Compensation" below

Executive                             o    Has all the authority of the Boards between meetings
     Edison International                  except to the extent limited by the California General      Edison
     Warren Christopher, Chair             Corporation                                                 International: 1
     John E. Bryson
     Carl F. Huntsinger
     James M. Rosser
     Edward Zapanta
     SCE                                                                                               SCE:  0
     Warren Christopher, Chair
     Stephen E. Frank *
     Carl F. Huntsinger
     James M. Rosser
     Edward Zapanta

* Effective January 1, 2000.


                                                                                                           NUMBER OF
           COMMITTEE NAME                                                                                   MEETINGS
            AND MEMBERS                                     COMMITTEE FUNCTIONS                             IN 1999
           --------------                                   -------------------                            --------

Finance                               o    Regularly reviews the financial structure of their                  3
                                           respective company
     Luis G. Nogales, Chair
     Winston H. Chen                  o    The Edison International Finance Committee reviews the
     Joan C. Hanley                        financial planning process and investment outlook for
     Ronald L. Olson                       Edison International and its nonutility subsidiaries, and
     Robert H. Smith                       approves certain committed investments

                                      o    The SCE Finance Committee reviews the
                                           five-year capital expenditure
                                           outlook, financing plans, total
                                           revenue requirements, and earnings
                                           trends of SCE as well as approving
                                           certain capital projects


Nominating                            o    Periodically consults with management, reviews                      0*
                                           shareholder suggestions of Director candidates, and makes
     Joan C. Hanley, Chair                 recommendations regarding Board composition and selection
     Warren Christopher                    of candidates for election
     Ronald L. Olson
     James M. Rosser
     Robert H. Smith


* The Nominating Committees met in December 1998 to consider candidates for the 1999 Annual Shareholders' Meeting and in February 2000 to consider candidates for the 2000 Annual Shareholders' Meeting.


     For consideration by the Nominating Committees, shareholder suggestions for Director candidates should be submitted in writing to the Secretary of Edison International and/or SCE. The deadlines and additional procedures for shareholder nominations are in "Shareholder Proposals and Nominations for 2001 Annual Meetings" below.


                          BOARD MEETINGS AND ATTENDANCE

     During 1999, the Edison International Board met 9 times, and the SCE Board met 7 times.

     During 1999, all current Directors attended 75% or more of all Edison International and SCE Board and applicable Committees' meetings.


                               BOARD COMPENSATION

     Directors who are employees of Edison International or SCE are not paid additional compensation for serving as Directors. Non-employee Directors are compensated as described below.

Fees

     During 1999, each non-employee Director was paid as follows:

     o   an annual Board retainer of $25,000,

     o   $1,500 for each Board meeting attended,

     o   $1,500 for any other business meetings attended as a Director,

     o   an annual retainer of $3,000 to Board Committee chairpersons,

     o an annual Executive Committee retainer of $2,000 to Executive Committee members, and

     o   $1,000 for each Committee meeting attended.

     Non-employee Directors serve on both the Edison International Board and the SCE Board and the same Committees of each Board. Non-employee Directors receive only one retainer and, if the meetings of the Boards or the same Committees of each company are held concurrently, they receive only one meeting fee. It is the usual practice of Edison International and SCE that meetings of the Edison International and SCE Boards, and of corresponding Committees, are held together and a single meeting fee is paid to each non-employee Director for each set of meetings. Non-employee Directors are reimbursed for out-of-pocket expenses they incur serving as Directors.

Equity Compensation Plan

     The Edison International Equity Compensation Plan was approved by the Edison International shareholders in 1998. Under this plan, each non-employee Director of Edison International and SCE is automatically granted upon election or reelection to the Boards:

     o   500 shares of Edison International Common Stock, and

     o   300 deferred stock units.

     Directors serving on both Boards receive only one award of stock and deferred stock units per year. The deferred stock units are credited to the Director's deferred compensation plan account. Each stock unit represents the value of one share of Edison International Common Stock. Stock units accrue dividends that are converted to additional stock units under the plan. The deferred stock units will be distributed in cash in a lump sum upon the Director's retirement from the Boards unless the Director's request to receive distribution in the form of installments over 5, 10, or 15 years was previously approved. Resignation prior to retirement will result in a lump sum payment.

Retirement Plan

     Service accruals under the Edison International and SCE non-employee Director retirement plans ceased at the end of 1997 for Directors elected or re-elected to the Boards in 1998.

Deferred Compensation Plans

     SCE

     SCE Directors were permitted to defer compensation earned from October 1, 1985, through December 31, 1989 under the terms of the SCE 1985 Deferred Compensation Plan for Directors. These amounts are deferred until the participant ceases to be a Director, dies or attains a predetermined age of at least 65, but not greater than 72. The account may be paid in installments of 10 or 15 equal annual installments or 120 or 180 equal monthly installments. If a participant dies before payments have begun, his or her beneficiary will receive the account payments over the term elected by the participant. In addition, the beneficiary will receive annual payments equal to 75% of the participant's total deferred commitment for ten years. If a participant dies after payments have begun, the remainder of his or her account will continue to be paid to the beneficiary. Following the completion of these payments, if the beneficiary is the surviving spouse, the person will be entitled to a five-year certain life annuity equal to 50% of the payments the participant had been receiving. If the beneficiary is someone other than a spouse, the payments will be made for five years only. All amounts payable under this plan are treated as unsecured obligations of SCE.

     Edison International

     Edison International Directors are eligible to defer up to 100% of their Board compensation, including any retainers, and any meeting fees under the Edison International Director Deferred Compensation Plan. A grantor trust has been adopted to fund the deferred compensation liability. Amounts may be deferred until a specified year, retirement, death or discontinuance of service as a Director. Compensation deferred until a specified year is paid as a single lump sum. Compensation deferred until retirement or death may be paid as a single lump sum, in monthly installments of 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred Compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. All amounts payable under this plan are treated as obligations of Edison International.

     Preferential interest (interest considered under the SEC rules to be at above-market rates) was credited during 1999 to the plan accounts of the following Directors under the SCE 1985 Deferred Compensation Plan for Directors and the Edison International Director Deferred Compensation Plan:


                                               Preferential Interest
                                             --------------------------
                                             1985 Plan     Director DCP
                                                ($)            ($)

               Warren Christopher              9,593               0
               Joan C. Hanley                 60,998               0
               Carl F. Huntsinger             60,998           3,335
               Ronald L. Olson                     0           1,065
               James M. Rosser                60,998           3,363
               E. L. Shannon, Jr.*                 0              939*
               Robert H. Smith                     0           1,281
               Thomas C. Sutton                    0             605
               James D. Watkins*                   0              482*
               Edward Zapanta                 60,998             177

   * Messrs. Shannon and Watkins retired from the Boards on April 15, 1999. Information is provided only for the period they served as Directors.

     Mr. Christopher was re-elected as a Director of Edison International and SCE in 1997 following distinguished service as U. S. Secretary of State. Assuming Mr. Christopher continues to be nominated and elected to serve on the respective Boards of Edison International and SCE, Director age restrictions have been waived until April 2002. Retirement and deferred compensation benefit payments attributable to his prior service as a Director will continue to be paid. Any additional benefits accruing during his current term as a Director will be payable to Mr. Christopher in accordance with the terms of the plans in effect at the time of his subsequent retirement.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of equity securities of Edison International, SCE and Mission Capital, L.P., an affiliate of Edison Mission Energy, beneficially owned as of December 31, 1999, by the respective Directors and Executive Officers of Edison International and SCE. The table includes shares that can be acquired through February 29, 2000, through the exercise of stock options. Unless otherwise noted, each individual has sole voting and investment power.



                                                                     Amount and Nature of Beneficial Ownership (1)
                      Company and                                                                      Total Shares
Name                  Class of Stock                               Options      SSPP Shares(2)    Beneficially Owned(3)
----------------      --------------------------------             -------      -------------     ---------------------
John E. Bryson (4)    Edison International Common Stock            712,151          15,293             752,053  (5)
Winston H. Chen       Edison International Common Stock                                                 72,000
Warren Christopher    Edison International Common Stock                                                  2,591  (6)
Bryant C. Danner (4)  Edison International Common Stock            216,726           2,576             221,302
Alan J. Fohrer (4)    Edison International Common Stock            211,026          27,374             238,900
Stephen E. Frank      Edison International Common Stock            281,026                             286,026
Joan C. Hanley        Edison International Common Stock                                                  8,460  (6)
Carl F. Huntsinger    Edison International Common Stock                                                  8,113  (7)
Thomas R. McDaniel    Edison International Common Stock                                                 72,449
Charles D. Miller     Edison International Common Stock                                                 11,136  (8)
Luis G. Nogales       Edison International Common Stock                                                  2,866
Ronald L. Olson       Edison International Common Stock                                                 23,371  (9)
Harold B. Ray         Edison International Common Stock             80,301           2,149              82,950
James M. Rosser       Edison International Common Stock                                                  7,600  (7)
Robert H. Smith       Edison International Common Stock                                                  8,621  (10)
Thomas C. Sutton      Edison International Common Stock                                                  9,236  (6)
Daniel M. Tellep      Edison International Common Stock                                                 11,348  (6)
Edward Zapanta        Edison International Common Stock                                                 11,364  (6)
All Directors and Executive Officers
of Edison International as a group (31 individuals)
                      Edison International Common Stock          2,367,329         120,720           2,708,834  (11)
                      Mission Capital MIPS                                                               2,478  (12)
All Directors and Executive Officers
of SCE as a group (25 individuals)
                      Edison International Common Stock          1,933,475          95,987           2,241,930  (11)


(1) No Director owns, no named Executive Officer owns, nor do the Directors and Executive Officers of Edison International or SCE as a group own in excess of 1% of the outstanding shares of any class of Edison International's, SCE's or Mission Capital, L.P.'s outstanding equity securities.

(2) SSPP shares for which instructions are not received from any plan participant may be voted by the SSPP Trustee as it chooses.

(3) Includes amounts listed in the first two columns. Does not include 625.13 deferred stock units held by each non-employee Director and described under "Board Compensation - Equity Compensation Plan" above. Even though these stock units are deemed invested in Edison International Common Stock, they cannot be voted or sold but track the performance of the underlying stock.

(4) Effective January 1, 2000, Mr. Bryson is a Director and Executive Officer of Edison International only, and Messrs. Danner and Fohrer are Executive Officers of Edison International only.

(5) Includes 8,000 shares held as co-trustee of trust with shared voting and investment power, 6,000 shares held as trustee of trust with shared voting and sole investment power, 10,409 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, and 200 shares held by spouse with shared voting and investment power.

(6) Held as co-trustee and co-beneficiary of trust with shared voting and investment power.

(7)   Held as trustee of trust with shared voting and sole investment power.

(8) Includes 10,136 held as co-trustee and co-beneficiary of trust with shared voting and investment power, and 1,000 shares held in a foundation with shared voting and investment power which are not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934.

(9) Includes 3,371 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, and 10,000 shares held in a foundation with shared voting and investment power which are not deemed beneficially owned under Section 16 of the Securities Exchange Act.

(10) Includes 5,400 shares held as co-trustee and co-beneficiary of trust with shared voting and sole investment power, 2,221 shares held by daughter with shared voting and investment power, and 1,000 shares held by spouse with shared voting and investment power.

(11) Includes 59,634 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, 8,000 shares held as co-trustee of trust with shared voting and investment power, 27,113 shares held by trustee of trust with shared voting and sole investment power, 1,200 shares held by spouse with shared voting and investment power, 2,221 shares held by daughter with shared voting and investment power, and 11,000 shares held in a foundation with shared voting and investment power.

(12) Monthly Income Preferred Securities ("MIPS") issued by Mission Capital, L.P. Includes 280 shares held by spouse with shared voting and investment power, and 8 shares held as co-trustee and co-beneficiary with shared voting and investment power.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Edison International and SCE Directors and certain officers, and persons who own more than 10% of a registered class of Edison International's or SCE's equity securities, are required to file ownership reports and changes in ownership of such securities with the SEC and one designated national securities exchange under Section 16(a) of the Securities Exchange Act. Based on a review of the reports and written representations from the Directors and those officers, Edison International and SCE believe that all Section 16(a) filing requirements were met during 1999, except that Mr. Stephen E. Pazian, a former officer, failed to file one report for one 1999 Edison International Common Stock transaction, and Mr. Bryson filed one late report for one 1998 Edison International Common Stock transaction. Mr. Pazian's transaction was a stock option grant from Edison International under the Equity Compensation Plan. Mr. Bryson's transaction was a transfer of stock from his parents' trust to his mother's trust, for which he is a co-trustee. Both transactions were exempt from liability under Section 16(b) of the Securities Exchange Act.

                     STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following are the only shareholders known by Edison International or SCE to beneficially own more than 5% of any class of either Companies' voting securities as of December 31, 1999:


  ------------------------------------- -------------------------------------- ------------------- ------------
                                                                                   Amount and
                                                                                   Nature of
                                                                                   Beneficial        Percent
  Class of Stock                        Name and Address of Shareholder            Ownership        of Class
   ------------------------------------- -------------------------------------- ------------------- ------------

  SCE Common Stock                      Edison International                    434,888,104 (1)        100%
                                        2244 Walnut Grove Avenue
                                        Rosemead, California 91770
                                                                                 33,226,340 (2)
  Edison International Common Stock     State Street Bank and Trust Company                           9.57%
                                        105 Rosemont Avenue
                                        Westwood, Massachusetts 02090

  ------------------------------------- -------------------------------------- ------------------- ------------


(1) Edison International became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. Edison International has sole voting and investment power over these shares.

(2) This information is based on a Schedule 13G, dated February 8, 2000, filed with the SEC. Acting in various fiduciary capacities, State Street reports that at December 31, 1999, it had sole voting power over 5,626,473 shares, sole investment power over 33,144,123 shares, shared voting power over 27,090,050 shares, and shared investment power over 82,217 shares. Of the total number of shares shown, 27,030,760 shares of the class, or 7.8%, are held as the SSPP Trustee. SSPP shares are voted in accordance with instructions given by participants, whether vested or not. SSPP shares for which instructions are not received may be voted by the Trustee as it chooses. SSPP participants may not vote or give instructions how to vote fractional shares.

                             EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE (1)

     The following table presents information regarding compensation of the Chief Executive Officer of Edison International and SCE ("CEO"), and the other four most highly compensated Executive Officers of Edison International and SCE, for services rendered during 1997, 1998 and 1999. These individuals are referred to as "Named Officers" in this Joint Proxy Statement.


                                                                                 Long-Term Compensation
                                                                                 ----------------------
                               Annual Compensation
                               -------------------
                                                                                                        Pay-
                                                                                     Awards             outs
(a)                              (b)       (c)         (d)         (e)         (f)           (g)        (h)        (i)
------------------------------------------------------------------------------------------------------------------------
                                                                  Other        Re-       Securities                All
                                                                  Annual     stricted    Underlying     LTIP      Other
                                                                 Compen-      Stock       Options/      Pay-     Compen-
Name and                                 Salary       Bonus     sation(3)    Award(s)      SARs(4)      outs    sation(5)
Principal Position(2)            Year      ($)         ($)         ($)         ($)           (#)        ($)        ($)
--------------------             ----    ------       -----     --------     --------    ----------     ----    --------
John E. Bryson, Chairman         1999     900,000    1,260,000   78,422(6)      --          267,800      --       461,909
of the Board and CEO of          1998     860,000    1,000,000    70,550        --          160,000      --       481,899
Edison International and SCE     1997     810,000      850,500    50,196        --          157,700      --       224,337

Stephen E. Frank,                1999     593,000      711,600     1,114        --          117,700      --        49,793
President and Chief              1998     565,000      559,400     1,109        --           69,600      --        61,255
Operating Officer of SCE         1997     540,000      437,400     1,474        --           78,000      --        38,509

Bryant C. Danner, Executive
Vice President and General       1999     435,000      534,000    84,187        --           83,100      --        44,328
Counsel of Edison                1998     415,000      433,500    77,935        --           44,700      --        70,530
International and SCE            1997     395,000      364,500    50,231        --           46,400      --        40,346

Alan J. Fohrer, Executive
Vice President and Chief         1999     397,000      486,000        --        --           83,100      --        39,310
Financial Officer of Edison      1998     367,000      393,800        --        --           44,700      --        60,810
International and SCE            1997     342,000      340,000        --        --           46,400      --        34,662

Thomas R. McDaniel,              1999     385,000      462,000     2,002        --           40,600      --        44,194
President and CEO                1998     345,000      414,000     3,043        --           31,800      --        56,999
of Edison Capital                1997     310,000      372,000     3,119        --           33,200      --        24,937

Harold B. Ray,                   1999     372,000      446,400        --        --           73,800      --        43,176
Executive Vice President         1998     355,000      372,000        --        --           43,700      --        54,294
of SCE                           1997     335,000      271,350        --        --           40,000      --        28,509

(1) For Edison International, the Named Officers for 1999 are John E. Bryson, Stephen E. Frank, Bryant C. Danner, Alan J. Fohrer, and Thomas R. McDaniel. For SCE, the Named Officers for 1999 are John E. Bryson, Stephen E. Frank, Bryant C. Danner, Alan J. Fohrer and Harold B. Ray. Compensation information is provided for years in which the Named Officer served as an Executive Officer.

(2) The principal positions shown are at December 31, 1999. As of January 1, 2000, Mr. Bryson resigned as Chairman and CEO of SCE and became President, in addition to Chairman and CEO, of Edison International; Mr. Frank became Chairman and CEO, in addition to President, of SCE; and, Messrs. Danner and Fohrer resigned their SCE positions. On January 17, 2000, Mr. Fohrer resigned his Edison International positions and was elected President and CEO of Edison Mission Energy.

(3) Includes perquisites if in total they exceed the lesser of $50,000 or 10% of annual salary and bonus, plus reimbursed taxes. Each perquisite exceeding 25% of the total is separately described in footnotes below.

(4) The amounts shown in Column (g) are comprised of Edison International nonqualified stock options, Edison Mission Energy affiliate options and Edison Capital affiliate options (collectively, "Option Awards"). No stock appreciation rights ("SARs") have been awarded. The Edison Mission Energy and Edison Capital affiliate options are based on hypothetical shares of affiliate stock linked to the value of each company's portfolio of investments. The terms and conditions for the 1999 Option Awards are described in footnotes to the table below entitled "Options/SAR Grants in 1999."

     The following table shows the amount of each type of Option Award granted to the Named Officers:



                                       1999             1998             1997
                                      -------          -------          -------
   John E. Bryson
        Edison International          267,800          160,000          128,000
        Edison Mission Energy               0                0           14,500
        Edison Capital                      0                0           15,200
   Stephen E. Frank
        Edison International          117,700           69,600           78,000
   Bryant C. Danner
        Edison International           83,100           44,700           38,000
        Edison Mission Energy               0                0            4,100
        Edison Capital                      0                0            4,300
   Alan J. Fohrer
        Edison International           83,100           44,700           38,000
        Edison Mission Energy               0                0            4,100
        Edison Capital                      0                0            4,300
   Thomas R. McDaniel
        Edison International           16,700            9,300            9,000
        Edison Capital                 23,900           22,500           24,200
   Harold B. Ray
        Edison International           73,800           43,700           40,000


     In December 1999, Messrs. Bryson, Danner and Fohrer elected to relinquish the Edison Mission Energy and Edison Capital affiliate options granted to them in past years, including those shown above that were granted in 1997, and forego all of the accrued gains they would otherwise have received under those options.

(5) The amounts shown in column (i) include contributions in 1999 to the SSPP and a supplemental plan for eligible participants who are affected by SSPP participation limits imposed on higher paid individuals by federal tax law, preferential interest [that portion of interest that is considered under SEC rules to be at above-market rates] accrued in 1999 on deferred compensation, vacation sale proceeds, Employee Stock Ownership Plan ("ESOP") dividend incentives (the ESOP is a component of the SSPP), electric vehicle incentives, and benefit forfeiture allocations in the following amounts:


                                                                            ESOP        Electric       Benefit
                               Plan       Preferential    Vacation    Dividend      Vehicle      Forfeiture
                          Contributions     Interest        Sold     Incentives    Incentives    Allocations
                               ($)             ($)          ($)          ($)          ($)            ($)
                          -------------   ------------    --------   ----------    ----------    -----------
John E. Bryson                59,363         400,708            0        1,593             0           245
Stephen E. Frank              36,946          11,647            0            0         1,200             0
Bryant C. Danner              28,451          15,877            0            0             0             0
Alan J. Fohrer                26,110          13,116            0            0             0            84
Thomas R. McDaniel            26,370           9,843        7,405          516             0            60
Harold B. Ray                 13,560          22,230        7,155          220             0            12

(6) Includes $26,978 which is the cost of providing Mr. Bryson's benefits under the Executive Survivor Benefit Plan.

                           OPTION / SAR GRANTS IN 1999

     The following table presents information regarding Edison International stock options and Edison Capital affiliate options granted pursuant to the Edison International Equity Compensation Plan during 1999 to the Named Officers. No Edison Mission Energy affiliate options were awarded to the Named Officers during 1999. No SARs were granted under the Equity Compensation Plan to any participant during 1999.


                                                                                                       Grant Date
                                         Individual Grants                                               Value
                                    -----------------------------------------------------------------------------
  (a)                                  (b)               (c)             (d)             (e)              (f)
                                    Number of        % of Total
                                    Securities      Options/SARs                                         Grant
                                    Underlying       Granted to        Exercise                           Date
                                   Options/SARs       Employees        or Base                          Present
                                 Granted (1)(2)(3)     in 1999          Price         Expiration       Value (5)
  Name                                 (#)               (%)            ($/Sh)         Date (4)           ($)
                                 -----------------  ------------     -----------      ----------       ----------
  John E. Bryson
      Edison International            267,800            9%             28.125        01/02/2009       1,171,292

  Stephen E. Frank
      Edison International            117,700            4%             28.125        01/02/2009         514,792

  Bryant C. Danner
      Edison International             83,100            3%             28.125        01/02/2009         363,457

  Alan J. Fohrer
      Edison International             83,100            3%             28.125        01/02/2009         363,457

  Thomas R. McDaniel
      Edison International             16,700            1%             28.125        01/02/2009          73,042
      Edison Capital                   23,900            21%           207.2246       01/02/2009         202,911

  Harold B. Ray
      Edison International             73,800            2%             28.125        01/02/2009         322,782


(1) Each Edison International nonqualified stock option granted in 1999 may be exercised to purchase one share of Edison International Common Stock. One-half of the value granted in the form of Edison International stock options included dividend equivalents equal to the dividends that would have been paid on that number of shares of Edison International Common Stock. Dividend equivalents will be credited following the first three years of the option term if certain Edison International performance criteria discussed below are met. Dividend equivalents accumulate without interest. Once earned and vested, the dividend equivalents are payable in cash (i) upon the request of the holder prior to the final year of the option term, (ii) upon the exercise of the related option, or (iii) at the end of the option term regardless of whether the related option is exercised. After such payment, however, no additional dividend equivalents will accrue on the related option.

     The dividend equivalent performance criteria are measured by Edison International Common Stock total shareholder return. If the average quarterly percentile ranking of Edison International's total shareholder return is less than the 60th percentile of that of the companies comprising the Dow Jones Electric Utilities Index, the dividend equivalents are reduced; if the Edison International total shareholder return ranking is less than the 25th percentile, the dividend equivalents are canceled. For rankings between the 60th and 25th percentiles, the dividend equivalents are prorated. The total shareholder return is measured at the end of the initial three-year period and will set the percentage payable for the entire term. If less than 100% of the dividend equivalents are earned, the unearned portion may be restored later in the option term if Edison International's cumulative total shareholder return ranking for the option term attains at least the 60th percentile.

(2) Each Edison Capital affiliate option may be exercised to realize any appreciation in the deemed value of one hypothetical share of Edison Capital affiliate stock over the annually escalated exercise price. The deemed value of the Edison Capital stock is determined by formula linked to the value of Edison Capital portfolio investments less general and administrative cash costs. The deemed value is recalculated annually. For this purpose, 5 million shares of Edison Capital affiliate stock are deemed to be outstanding. The exercise price of each affiliate option is initially set equal to the deemed value of one share of the affiliate stock on the date of grant and is annually escalated on a compound basis thereafter by a factor reflecting the affiliate's approximate cost of capital during the year as determined by the Compensation and Executive Personnel Committee of Edison International. The annual escalation factor will be adjusted prospectively by the Edison International Compensation Committee for significant changes in the affiliate's cost of capital. If the deemed value of a share of Edison Capital stock exceeds the corresponding exercise price for any year during the option term, the executive may exercise the vested portion of the options during a 60-day annual exercise window and be paid in cash the difference between the exercise price and the deemed value of the affiliate shares.

(3) The Option Awards are subject to a four-year vesting period with one-fourth of the total award vesting and becoming exercisable on January 2, 2000; January 2, 2001; January 2, 2002 and January 2, 2003. The Option Awards of certain senior executives, including the Named Officers, are transferable to a spouse, child or grandchild. If an executive retires, dies, or terminates employment following a permanent and total disability during the four-year vesting period, the unvested Option Awards will vest and be exercisable to the extent of 1/48 of the grant for each full month of service during the vesting period. Unvested Option Awards of any person who has served in the past on the Southern California Edison Management Committee will vest and be exercisable upon his or her retirement, death, or permanent and total disability. (Messrs. Bryson, Danner, Fohrer and Ray have served as members of the SCE Management Committee which was dissolved in 1993.) Upon retirement, death or permanent and total disability, the vested Option Awards may continue to be exercised within their original term by the recipient or beneficiary. If an executive is terminated other than by retirement, death or permanent and total disability, Option Awards which had vested as of the prior anniversary date of the grant are forfeited unless exercised within 180 days of the date of termination in the case of Edison International stock options, or during the next 60-day exercise period in the case of Edison Capital affiliate options. All unvested Option Awards are forfeited on the date of termination.

     Appropriate and proportionate adjustments may be made by the Edison International Compensation Committee to outstanding Edison International stock options to reflect any impact resulting from various corporate events such as reorganizations, stock splits and so forth. If Edison International is not the surviving corporation in such a reorganization, all Option Awards then outstanding will become vested and be exercisable unless provisions are made as part of the transaction to continue the Equity Compensation Plan or to assume or substitute options of the successor corporation with appropriate adjustments as to the number and price of the options. Notwithstanding the foregoing, upon a change of control of Edison International after the occurrence of a "Distribution Date" under the Rights Agreement approved by the Edison International Board of Directors on November 21, 1996, and amended on September 16, 1999, the options will vest and will remain exercisable for at least two years following the Distribution Date. A Distribution Date is generally the date a person acquires 20% or more of the Common Stock of Edison International, or a date specified by the Edison International Board of Directors after commencement of a tender offer for 20% or more of such stock.

     The Edison International Compensation Committee administers the Equity Compensation Plan and has sole discretion to determine all terms and conditions of any grant, subject to plan limits. It may substitute cash that is equivalent in value to the Option Awards and, with the consent of the executive, may amend the terms of any award agreement, including the post-termination term, and the vesting schedule.

(4) The expiration date of the Option Awards is January 2, 2009; however, the final 60-day exercise period of the Edison Capital affiliate options will occur during the second quarter of that year. The Option Awards are subject to earlier expiration upon termination of employment as described in footnote (3) above.

(5) The grant date value of each Edison International stock option was calculated as the sum of two numbers: the option value and the dividend equivalent value. The option value was calculated to be $3.30 per option share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was seven years, the volatility rate was 18%, the risk-free rate of return was 4.75%, the historic average dividend yield was 5.38% and the stock price and exercise price were $28.125.

     The dividend equivalent value of each Edison International stock option granted in 1999 was calculated to be $3.37. This dividend equivalent value was calculated by (a) summing the dividends (without reinvestment) over the assumed seven-year duration of the related stock option at the annual dividend rate of $1.04 in effect on January 1, 1999, and (b) discounting that sum to its present value assuming a discount rate of 11.60%, which was SCE's authorized return on common equity in 1999. This calculation does not reflect any reduction in value for the risk that Edison International performance measures may not be met. The calculation of the present value of the dividend equivalents is not a prediction of future dividends or dividend policy, and there is no assurance that the value of the dividend equivalents realized by an executive will be at or near the value calculated as described above. Only a portion of the Edison International stock options granted in 1999 was associated with dividend equivalents.

     The aggregate estimated grant date value of the Edison International stock options and the related dividend equivalents awarded in 1999 were:


                                    Option            Dividend Equivalent
                                     Value                   Value
                                      ($)                     ($)
                                    -------           -------------------
    John E. Bryson                  883,740                287,552
    Stephen E. Frank                388,410                126,382
    Bryant C. Danner                274,230                 89,227
    Alan J. Fohrer                  274,230                 89,227
    Thomas R. McDaniel               55,110                 17,932
    Harold B. Ray                   243,540                 79,242


     The value of an Edison Capital affiliate option was calculated to be $8.49, using the Black-Scholes stock option pricing model assuming an average exercise period of seven years, a volatility rate of 10.07%, a risk-free rate of return of 4.43%, a dividend yield of 0% and an exercise price of $349.4317. These assumptions are based on average values of a group of peer companies adjusted for differences in capital structure.

     The actual value that an executive may realize will depend on various factors on the date the option is exercised, so there is no assurance that the value realized by an executive will be at or near the grant date value estimated by the Black-Scholes model. The estimated values under that model are based on certain assumptions and are not a prediction of future stock price.

                    AGGREGATED OPTION / SAR EXERCISES IN 1999
                         AND FY-END OPTION / SAR VALUES

     The following table presents information regarding the exercise of Edison International stock options and Edison Capital affiliate options during 1999 by any of the Named Officers, and regarding unexercised options held at year-end 1999 by any of the Named Officers. No Edison Mission Energy affiliate options were held by any of the Named Officers at year-end 1999. No SARs were exercised during 1999 or held at year-end 1999 by any of the Named Officers.


                  (a)                (b)            (c)                 (d)                      (e)
----------------------------------------------------------------------------------------------------------
                                                                     Number of
                                                                    Securities                Value of
                                                                    Underlying               Unexercised
                                                                    Unexercised             In-the-Money
                                                                  Options / SARs          Options / SARs at
                                    Shares                         at FY-End (1)            FY-End (1)(2)
                                   Acquired        Value                (#)                      ($)
                                 on Exercise      Realized         Exercisable /            Exercisable /
   Name                              (#)            ($)            Unexercisable            Unexercisable
------------                     -----------      --------        --------------          ---------------
   John E. Bryson(3)
       Edison International          21,000      346,080(4)      562,534/430,466        4,011,348/274,662

   Stephen E. Frank
       Edison International               -               -      208,200/195,900        1,534,475/167,375

   Bryant C. Danner(3)
       Edison International               -               -      172,109/129,291         1,222,950/81,537

   Alan J. Fohrer(3)
       Edison International               -               -      166,409/129,291         1,240,350/81,537

   Thomas R. McDaniel
       Edison International               -      174,540(5)        56,525/26,675           325,556/19,313
       Edison Capital                     -               -        70,969/48,841         6,072,165/1,486,400

   Harold B. Ray
       Edison International          38,200      522,003(6)       37,592/119,908           171,669/85,831


(1) Each Edison International stock option may be exercised for one share of Edison International Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the date the option was granted. Dividend equivalents which may accrue on the Edison International stock options accumulate without interest and are paid in cash. Each Edison Capital affiliate option represents a right to exercise an option to realize any appreciation in the deemed value of one hypothetical share of Edison Capital affiliate stock. The option terms for current year awards are discussed in footnote (1) in the table above entitled "Option/SAR Grants in 1999."

(2) Edison International stock options have been treated as "in-the-money" if the fair market value of the underlying stock at year-end 1999 exceeded the exercise price of the options. The dollar amounts shown for Edison International stock options are the differences between (i) the fair market value of the Edison International Common Stock underlying all unexercised "in-the-money" options at year-end 1999 and (ii) the exercise prices of those options.

     The aggregate value at year-end 1999 of all accrued dividend equivalents, exercisable and unexercisable, for the Named Officers was:

                                              $/$
                                         ------------
            John E. Bryson               2,655,119/0
            Stephen E. Frank               599,080/0
            Bryant C. Danner               763,443/0
            Alan J. Fohrer                 719,055/0
            Thomas R. McDaniel             133,771/0
            Harold B. Ray                        0/0


     Edison Capital affiliate options are considered in-the-money if the deemed value of the Edison Capital affiliate stock, which is determined annually by formula linked to portfolio investments, exceeds prescribed exercise prices. The deemed value at year-end is not available until the second quarter of the following year. Therefore, amounts shown in Column (e) reflect the deemed value at fiscal year-end for 1998, the most recent valuation date for affiliate option exercise purposes.

(3) In December 1999, Messrs. Bryson, Danner and Fohrer elected to relinquish the Edison Mission Energy and Edison Capital affiliate options granted to them in 1994 - 1997 and shown in this table in past years and forego all of the accrued gains they would otherwise have received under those options.

(4)  Includes $235,200 of value from dividend equivalents.

(5) Only the dividend equivalents were exercised; the dividend equivalents were associated with 21,000 shares.

(6)  Includes $125,678 of value realized from dividend equivalents by Mr. Ray.

                             PENSION PLAN TABLE (1)

     The following table presents estimated gross annual benefits payable upon retirement at age 65 to the Named Officers in the remuneration and years of service classifications indicated.



                                                            Years of Service

       Annual            10          15           20             25            30            35            40
    Remuneration
    ------------      -------     -------      ---------     ---------     ---------     ---------      ---------
      200,000          50,000      67,500         85,000       102,500       120,000       130,000        140,000
      400,000         100,000     135,000        170,000       205,000       240,000       260,000        280,000
      600,000         150,000     202,500        255,000       307,500       360,000       390,000        420,000
      800,000         200,000     270,000        340,000       410,000       480,000       520,000        560,000
    1,000,000         250,000     337,500        425,000       512,500       600,000       650,000        700,000
    1,200,000         300,000     405,000        510,000       615,000       720,000       780,000        840,000
    1,400,000         350,000     472,500        595,000       717,500       840,000       910,000        980,000
    1,600,000         400,000     540,000        680,000       820,000       960,000     1,040,000      1,120,000
    1,800,000         450,000     607,500        765,000       922,500     1,080,000     1,170,000      1,260,000
    2,000,000         500,000     675,000        850,000     1,025,000     1,200,000     1,300,000      1,400,000
    2,200,000         550,000     742,500        935,000     1,127,500     1,320,000     1,430,000      1,540,000
    2,400,000         600,000     810,000      1,020,000     1,230,000     1,440,000     1,560,000      1,680,000
    2,600,000         650,000     877,500      1,105,000     1,332,500     1,560,000     1,690,000      1,820,000


     The retirement plans provide monthly benefits at normal retirement age (65 years) determined by a percentage of the average of the executive's highest 36 consecutive months of regular salary and, in the case of the executive plan with respect to senior officers, the executive's highest 36 consecutive months of salary and bonus prior to attaining age 65. Compensation used to calculate combined benefits under the plans is based on base salary and bonus as reported in the "Summary Compensation Table" above. The service percentage is based on 1 3/4% per year for the first 30 years of service (52 1/2% upon completion of 30 years of service) and 1% for each year in excess of 30. Senior officers receive an additional service percentage of 3/4 percent per year for the first ten years (7.5% upon completion of ten years of service). The actual benefit is offset by up to 40% of the executive's primary Social Security benefits.

     The normal form of benefit is a life annuity with a 50% survivor benefit following the death of the participant. Retirement benefits are reduced for retirement prior to age 61. The amounts shown in the Pension Plan Table above do not reflect reductions in retirement benefits due to the Social Security offset or early retirement.

     Messrs. Danner and Fohrer have elected to retain coverage under a prior benefit program. This program provided, among other benefits, the post-retirement benefits discussed in the following section. The retirement benefits provided under the prior program are less than the benefits shown in the Pension Plan Table in that they do not include the additional 7.5% service percentage. To determine these reduced benefits, multiply the dollar amounts shown in each column by the following factors: 10 years of service-70%, 15 years-78%, 20 years-82%, 25 years-85%, 30 years-88%, 35 years-88%, and 40 years-89%.

---------------
(1) Estimates are based on the terms of the SCE Retirement Plan, a qualified defined benefit employee retirement plan, and the SCE Executive Retirement Plan, a nonqualified supplemental executive retirement plan, with the following assumptions: (i) SCE's qualified retirement plan will be maintained, (ii) optional forms of payment which reduce benefit amounts have not been selected, and (iii) any benefits in excess of limits contained in the Internal Revenue Code of 1986 and any incremental retirement benefits attributable to consideration of the annual bonus will be paid out of the executive retirement plan as unsecured obligations of Edison International or the participating affiliate.

     For purposes of the Executive Retirement Plan, as of December 31, 1999, Mr. Bryson had completed 15 years of service, Mr. Frank-10 years, Mr. Danner-17 years, Mr. Fohrer-26 years, Mr. McDaniel-28 years, and Mr. Ray-29 years.


                            OTHER RETIREMENT BENEFITS

     Additional post-retirement benefits are provided pursuant to the Survivor Income Continuation Plan and the Survivor Income/Retirement Income Plan under the Executive Supplemental Benefit Program. For purposes of determining the estimated annual benefits payable under these plans upon retirement at normal retirement age for each of the Named Officers, which is dependent upon final compensation, the highest compensation level in the Pension Plan Table above ($2,600,000) has been used in the examples which follow.

     The Survivor Income Continuation Plan provides a post-retirement survivor benefit payable to the beneficiary of the participant following his or her death. The benefit is approximately 24% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. If a Named Officer's final annual compensation were $2,600,000, the beneficiary's estimated annual survivor benefit would be $624,000. Messrs. Danner and Fohrer have elected coverage under this plan.

     The Supplemental Survivor Income/Retirement Income Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is 25% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. At retirement, an Executive Officer has the right to elect the retirement income benefit in lieu of the survivor income benefit. The retirement income benefit is 10% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable to the participant for ten years certain immediately following retirement. If a Named Officer's final annual compensation were $2,600,000, the beneficiary's estimated annual survivor benefit would be $650,000. If a Named Officer were to elect the retirement income benefit in lieu of survivor income and had final annual compensation of $2,600,000, the Named Officer's estimated annual benefit would be $260,000. Messrs. Danner and Fohrer have elected coverage under this plan.

     The 1985 Deferred Compensation Plan provides a post-retirement survivor benefit. This plan allowed eligible participants in September 1985 to voluntarily elect to defer until retirement a portion of annual salary and annual bonuses otherwise earned and payable for the period October 1985 through January 1990. Messrs. Bryson and Ray participate in this plan. The post-retirement survivor benefit is 50% of the annual amount the participant had been receiving from the plan. Survivor benefit payments begin following completion of the deferred compensation payments. If the named beneficiary is the executive's spouse, then survivor benefits are paid as a life annuity, five years certain. The benefit amount will be reduced actuarially if the spouse is more than five years younger than the executive at the time of the executive's death. If the beneficiary is not the spouse, then benefits are paid for five years only. The annual amounts which would be payable to the surviving beneficiaries of Messrs. Bryson and Ray if each retired at age 65 are $1,260,020 and $46,324, respectively.


                            EMPLOYMENT CONTRACTS AND
                     TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Bryant C. Danner. Mr. Danner executed an employment agreement when he joined Edison International and SCE as Senior Vice President and General Counsel in 1992. After completing three years of service, he was credited with ten additional years of service with SCE and Edison International for purposes of determining benefits under the Executive Retirement Plan. Edison International and SCE have agreed to use their best efforts to make available health care coverage until Mr. Danner and his spouse reach age 65, with Edison International and SCE bearing the cost over the amount an SCE retiree would pay for coverage in the SCE group plan with the highest deductible.

     Stephen E. Frank. Mr. Frank executed an employment agreement when he joined SCE as President and Chief Operating Officer and as a member of the Boards of Directors of Edison International and SCE in 1995. For purposes of the Executive Retirement Plan, he will be credited with 1.25 years of additional service for each year of actual service up to ten years. A deferred compensation plan account was established and credited with $250,000 which will vest when Mr. Frank completes five years of service. He is also provided two club memberships along with regular executive and employee benefits. If Mr. Frank's employment is terminated involuntarily (other than for cause), he will receive a severance payment equal to one year's salary plus bonus and the deferred compensation plan credit discussed above will be vested on a pro rata basis.

     Edward R. Muller. Mr. Muller served as the President and Chief Executive Officer of Edison Mission Energy beginning on August 23, 1993. On January 17, 2000, Mr. Muller resigned by mutual agreement from all positions with Edison Mission Energy and related companies. Pursuant to the agreement, Mr. Muller was paid $500,000 as a one-time severance payment. In addition, Edison Mission Energy agreed to make a further payment to Mr. Muller, in cancellation of his vested Edison Mission Energy affiliate options, of $34.548 million in the aggregate. This payment equaled an agreed upon amount per affiliate option over the exercise prices of Mr. Muller's vested affiliate options and was accrued as of the end of 1999 in anticipation of a contemplated exchange offer or future affiliate option exercises. The amount is subject to upward adjustment if an exchange offer to similarly situated individuals is completed at a higher price per affiliate option before July 18, 2000. See "Compensation and Executive Personnel Committees' Report on Executive Compensation - Affiliate Options."

     The agreement with Mr. Muller also provides for consulting services to be rendered by him to Edison Mission Energy for a period of up to 24 months, subject to earlier termination under certain circumstances. During the consulting period, Edison Mission Energy will pay Mr. Muller a consulting fee at the rate of $300,000 per annum and his unvested Edison International stock options will continue to vest ratably. Mr. Muller's unvested affiliate options will also vest ratably during the consulting period and be paid out at the same rate per affiliate option as was paid in cancellation of his vested affiliate options, up to $1.712 million in the aggregate.

     Under the agreement with Edison Mission Energy, Mr. Muller is subject to a number of covenants, including non-competition, confidentiality, non-solicitation, non-disparagement and non-interference.


                COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEES'
                      REPORT ON EXECUTIVE COMPENSATION (1)

     The Edison International and SCE Compensation and Executive Personnel Committees have responsibility for all executive compensation programs of the companies. The Compensation Committees are composed of the same non-employee directors named at the end of this report.

     The Compensation Committees met jointly to consider executive compensation matters for 1999. The Edison International Compensation Committee determines salaries and bonuses for Edison International officers. The SCE Compensation Committee determines salaries and bonuses for SCE officers. The salaries and bonuses of the officers of the other Edison International subsidiaries are determined by their respective boards of directors subject to review and approval of the Edison International Compensation Committee to ensure consistency with overall Edison International compensation policies. In addition, the Edison International Compensation Committee administers the Equity Compensation Plan pursuant to which stock options, affiliate options and performance awards were awarded in 1999.

---------------------
(1) SEC filings sometimes "incorporate information by reference." This means the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Securities Exchange Act.

Compensation Policies

     The executive compensation programs of Edison International, SCE and the other subsidiaries adopted by the Compensation Committees are intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the companies; and (3) align the interests of senior management with the long-term interests of the companies' shareholders. At present, the basic components of the companies' executive compensation program are base salaries, bonuses, and long-term incentives. The companies also provide broad-based employee benefit plans and certain other executive benefit plans.

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain tests are met. The Compensation Committees' general intent is to design and administer the Edison International and SCE compensation programs in a manner that will preserve the deductibility of compensation payments to Executive Officers. However, this goal is secondary in importance to achievement of the companies' compensation objectives discussed above. The Compensation Committees believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of the present compensation system which is achieving the desired compensation objectives while retaining the flexibility of the Compensation Committees to exercise judgment in assessing an executive's performance.

1999 Compensation Objectives

     The Compensation Committees base their compensation actions for the companies on data gathered through independent surveys of peer group companies. Independent compensation consultants are retained to annually review and identify the appropriate comparison companies and to obtain and evaluate current executive compensation data for Edison International, SCE and the other subsidiaries. By year-end 1999, the Committees completed the transition to greater reliance on deregulating diversified electric utilities for future Edison International and SCE compensation comparisons. Edison International 1999 compensation planning was based on a composite peer group of 19 U.S.-based, financially healthy electric service, telecommunication and natural gas pipeline companies. This peer group of companies includes 13 of the companies used last year and six new companies. Comparison utility companies were selected on the basis of total assets and net sales. Although the peer group differs from the Dow Jones Electric Utilities Index depicted in the Stock Performance Graph, ten of the companies are included in the index, and the Compensation Committees believe the constitution of the peer group provides relevant compensation data for Edison International and SCE in view of the companies' changing business environment. Selecting peer groups for the other subsidiaries was accomplished by a similar process geared to identify appropriate comparison companies in their respective industries.

     The Compensation Committees' strategy for 1999 compensation planning was established in December 1998 to generally target fixed compensation (salary and benefits) for Edison International, SCE and the other subsidiaries at the median level of their respective peer groups. Target annual bonus and long-term incentive opportunities were also set at the median level of the peer groups, with maximum annual award opportunities of 200% of target levels for significant performance exceeding target levels. The Compensation Committees may deviate above and below established targets in individual cases as deemed appropriate in their discretion.

Affiliate Options

     Beginning in 1994 for Edison Mission Energy and 1995 for Edison Capital, affiliate option performance awards were established as part of the long-term incentive compensation program for key employees of those affiliates. Each affiliate option granted could be exercised to realize certain appreciation in the deemed value of one hypothetical share of Edison Mission Energy or Edison Capital stock in excess of their respective annually escalated exercise prices.

     When the affiliate options were first issued, the Edison International Compensation Committee believed that the awards were an appropriate incentive program for executives of the affiliated companies. By the end of 1999, however, it was the view of the Edison International Compensation Committee that the affiliate options had fulfilled their original purpose. While the affiliate options had been an important contributor to the expansion of the businesses of Edison Mission Energy and Edison Capital, they were no longer regarded as an optimal means of providing incentives to the managers and employees of those affiliates. Instead, the Edison International Compensation Committee concluded that it was more appropriate that the key employees of affiliate companies have a common interest with Edison International shareholders in the integrated operations of the Company as reflected by the value of Edison International Common Stock.

     The operations of Edison Mission Energy and Edison Capital contributed about 45% of Edison International's earnings in 1999 and are sufficiently large to be reflected in the value of its stock in the future. Because of this, the Edison International Compensation Committee determined it was no longer appropriate to maintain a separate form of long-term incentive award at the subsidiary level. Accordingly, there will be no further grants of affiliate options after 1999.

     For similar reasons, the Edison International Compensation Committee is considering an exchange offer of cash and stock equivalent units (relating to Edison International Common Stock) for outstanding affiliate options. Such an exchange offer was reviewed and approved by the Edison International Board of Directors at its meetings in January and February of 2000, subject to final approval by the Edison International Compensation Committee of the offer terms and documentation. In anticipation of the exchange offer and/or future exercises of the affiliate options, Edison International accrued an additional $122 million at the end of the fourth quarter of 1999 which, in combination with previously planned accruals, resulted in an accrued balance of $299 million as of December 31, 1999.

     Edison International agreed to make payments in settlement of the affiliate options held by two officers who resigned by mutual agreement earlier this year. It is estimated that, if the exchange offer is made on the terms being considered and if all the remaining holders of affiliate options were to accept the exchange offer, the total exchange price would amount to approximately $232 million, consisting of approximately $186 million for the Edison Mission Energy affiliate options, and approximately $46 million for the Edison Capital affiliate options. The Edison International Compensation Committee is continuing its review of these prices and other offer terms.

     As currently envisioned, approximately 89.6% of the exchange price would be paid in cash, with some portion payable on January 2, 2001, and the balance deferred (at the option of certain holders) under a new deferred compensation plan. An amount equal to approximately 10.4% of the exchange price would be paid in the form of stock equivalent units.

Officer Resignation

     Edward R. Muller served as the President and Chief Executive Officer of Edison Mission Energy beginning August 23, 1993. On January 17, 2000, Mr. Muller and Edison Mission Energy entered into a formal agreement providing for Mr. Muller's resignation. The terms of the agreement approved by the Edison International Board of Directors are described in the section above entitled "Employment Contracts And Termination Of Employment Arrangements - Edward R. Muller".

Base Salaries

     The Compensation Committees reviewed the base salaries for Mr. Bryson and the other Executive Officers at the end of 1998. The factors considered by the Compensation Committees at that time in setting Mr. Bryson's 1999 salary were the relationship of his compensation to the average compensation of the other chief executive officers of the peer group of companies, and the Compensation Committees' judgment of Mr. Bryson's performance as CEO. In Mr. Bryson's case, the Compensation Committees placed greater reliance on data related to deregulating diversified electric utilities. The Committees determined that Edison International had a good year in 1998 marked by outstanding performance by Edison Capital and SCE. Edison Mission Energy also had a good year, but Edison Enterprises made less progress than was targeted. Factors found to be particularly significant in 1998 were Mr. Bryson's strong and consistent leadership to transform the organization as the industry changes, and his success in building an able, talented and energetic management team. His effectiveness in building relationships and communicating with employees, shareholders and with people outside the company who are important to its success, including customers and community, business, and public leaders, was also cited. No specific weight was assigned to the various factors considered by the Compensation Committees. The base salary component of Mr. Bryson's compensation was raised to $900,000 which was within 3% of the average for CEOs in the peer group and within 5% of the average for CEOs of deregulating diversified electric utilities. The 1999 base salaries approved by the Compensation Committees for the other Executive Officers at Edison International and SCE increased 6% over 1998 levels.

     In December 1998, the Edison International Compensation Committee also reviewed the base salaries of the Executive Officers at the other subsidiaries. Salary actions taken by their respective boards of directors were examined in light of the performance of the companies and survey data of competitive firms to assure conformance with overall Edison International compensation policies. The 1999 base salaries approved by the Compensation Committees for Executive Officers at the other subsidiaries increased 7% over 1998 levels. After 1999 salary adjustments are taken into account, the base salaries in the aggregate of the Executive Officers at Edison International, SCE and the other subsidiaries are 12% above the median levels of their respective peer groups.

Bonus Compensation for 1999 Performance

     Bonus compensation is determined on the basis of overall corporate performance and the Compensation Committees' assessment of the individual Executive Officer's performance. Target bonuses for Executive Officers for 1999 ranged from 30% of base salary for certain subsidiary vice presidents to 70% of base salary for Mr. Bryson. Maximum opportunity levels were set at 200% of target award levels. Awards are made in the judgment of the Compensation Committees taking into account overall company results as guided by the specific performance objectives described below. From time to time, the Committees may also approve additional awards for special recognition of accomplishment and retention purposes. Two Executive Officers received such awards for 1999 performance.

     Edison International and SCE 1999 performance objectives were adopted by the Compensation Committees prior to the beginning of the year. Three weighted areas of achievement were identified with quantifiable target objectives for Edison International as follows: (1) financial performance - 35%, (2) investment value - 30%, and (3) growth - 35%. Four weighted areas of achievement were identified with quantifiable target objectives for SCE as follows: (1) financial performance - 25%, (2) CTC Recovery and Competitive Market Performance - 25%,
(3) Operational Excellence - 30%, and Growth in Utility Value - 20%. Financial targets were based on earnings per share. Investment value related to the protection of Competition Transition Charge recovery and protecting the value of existing investments. Operational excellence goals for SCE focused on several key objectives including achieving Y2K certification of critical assets by July 1st, achieving safety and regulatory performance goals at San Onofre, earning a specified reliability reward, and achievement of key performance indicators. Specific performance related goals were also adopted for each of the other subsidiaries.

     The Compensation Committees met in February 2000 to evaluate each company's performance and to determine the 1999 bonuses for Executive Officers. They considered whether the stated 1999 objectives for each performance goal were attained and reviewed other significant events that occurred during the year. The Compensation Committees determined that Edison International had a watershed year in 1999 marked by record operating earnings. SCE, Edison Mission Energy and Edison Capital had outstanding years, each contributing above target levels and achieving nearly every performance objective. Only Edison Enterprises had disappointing results.

     The Compensation Committees approved a 1999 bonus of $1,260,000 for Mr. Bryson that was 100% of his maximum potential award. In addition to evaluating Mr. Bryson's overall performance as measured by the companies' results in relation to the specific performance goals discussed above, the Compensation Committees' subjective assessment of his performance as CEO was considered. Factors found to be particularly significant in 1999 were the record performance in attaining the established goals and objectives, the excellent year at the utility, and Edison Mission Energy's acquisition of major generation assets in strategic regional markets. Mr. Bryson continues to demonstrate strong leadership in transforming the organization to meet changing industry dynamics.

     The 1999 bonuses for the other Executive Officers averaged 96% of maximum at SCE and 63% of maximum at the other subsidiaries.

Long-Term Compensation Awards

     For 1999, the Edison International Compensation Committee granted ten-year nonqualified Edison International Common Stock options ("Edison International Options"). Only one-half of the value granted in the form of Edison International Options for 1999 included dividend equivalents. Because the value that would otherwise have been allocated to dividend equivalents was allocated to additional Edison International Options in 1999, this caused an increase in the number of options granted to the Executive Officers. Edison Mission Energy affiliate options and/or Edison Capital affiliate options were also awarded at those subsidiaries. (As mentioned above, the use of affiliate options has been discontinued for years after 1999.) A performance award structure was adopted for Edison Enterprises which would have triggered deferred Edison International stock units had 1999 performance targets been met. Approximately 75% of the long-term award value of Executive Officers at other subsidiaries was allocated to their respective companies' awards, with the balance allocated to Edison International Options. Awards were granted to Executive Officers in the judgment of the Edison International Compensation Committee guided by the survey results described above and were not formula-driven. The number and value of options granted in prior years was not a factor in the current year award determination. Edison International Options covering a total of 1,145,200 shares, at an option price of $28.125 per share, were granted to Executive Officers in January 1999. Edison Mission Energy affiliate options covering a total of 18,160 shares were granted to Executive Officers in January 1999 at a base price of $306.825 per share. Edison Capital affiliate options covering a total of 23,900 shares were granted to Executive Officers in January 1999 at a base price of $207.2246 per share. The Edison International Compensation Committee approved a January 1999 award to Mr. Bryson of 267,800 Edison International Options. This award reflects the Compensation Committees' commitment to link a significant portion of Mr. Bryson's compensation directly to the value provided to shareholders by Edison International stock and dividends. The target values established and the actual awards granted to Mr. Bryson and the other Executive Officers were consistent with the Compensation Committees' strategy described above.

                Compensation and Executive Personnel Committees of the
                   Edison International and SCE Boards of Directors

                  Charles D. Miller (Chair)       Luis G. Nogales
                  Robert H. Smith                 James M. Rosser*
                  Daniel M. Tellep                Thomas C. Sutton

February 17, 2000

* Dr. Rosser ceased to be a member of the Committees on April 15, 1999. He did not participate in deliberations and decisions of the Committees from that date, including the determination of bonuses for 1999 performance.


                 COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEES
                      INTERLOCKS AND INSIDER PARTICIPATION

     James M. Rosser was a member of the Compensation Committees until the Committees were changed by the Boards on April 15, 1999. The other Compensation Committees members whose names appear on the Committees' Report above were members of the Compensation Committees during all of 1999. Under applicable SEC rules, there were no interlocks or insider participation on the Compensation Committees.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS OF
                         NOMINEES AND EXECUTIVE OFFICERS

     Mr. Christopher is a Senior Partner of the law firm of O'Melveny & Myers, and Mr. Olson is a Senior Partner of the law firm of Munger, Tolles and Olson. Both firms provided legal services to Edison International, SCE, and/or their subsidiaries in 1999. Edison International and its subsidiaries paid Munger, Tolles and Olson an aggregate amount of $4,143,790 for legal services. The amount paid to O'Melveny & Myers for legal services was below the threshold requiring disclosure by the SEC.

     In 1999, WRG, a management consulting firm of which Mr. John Danner is a partner, was paid $651,979 by SCE and $30,917 by Edison International for consulting services provided in late 1998 and 1999. Mr. Danner is the brother of Bryant C. Danner.

     Edison International and SCE believe that any transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.


                          OTHER MANAGEMENT TRANSACTIONS

     During 1997, Edison International loaned Robert G. Foster, a Senior Vice President of Edison International and SCE, $160,000 interest-free in connection with his purchase of a principal residence following his relocation from SCE's Sacramento Region Office to the Southern California Metropolitan area. Under the terms of the loan, one-seventh of the original principal amount was forgiven in 1997, and one-seventh will be forgiven each year thereafter if Mr. Foster remains employed with an Edison International affiliate. As of February 25, 2000, a principal balance of $91,428.55 remained outstanding. If Mr. Foster's employment terminates before the end of the loan term, the remaining principal balance owing will be due and payable. Interest will accrue on any remaining principal balance at the Bank of America Prime Interest Rate after 90 days.

                    FIVE-YEAR STOCK PERFORMANCE GRAPH (1) (2)

     The graph below compares the yearly percentage change in the cumulative total shareholder return on the Edison International Common Stock with the cumulative total return of companies in the Standard and Poor's 500 Stock Index and the Dow Jones Electric Utilities Index. The Dow Utilities Index contains 45 United States utility companies that are electric or combination (electric and gas) companies. Both indices are published daily in The Wall Street Journal. Edison International is included in both the S&P 500 Index and the Dow Utilities Index.


   --------------------------------------------- ------------------------------------------------------------------
                                                                      Cumulative Total Return
                                                 ---------- ---------- ----------- ---------- ---------- ----------
                                                   12/94      12/95      12/96       12/97      12/98      12/99
   --------------------------------------------- ---------- ---------- ----------- ---------- ---------- ----------
   Edison International                           100.00     126.03      152.34     216.98     230.84     224.15
   Standard & Poor's 500 Index                    100.00     137.58      169.17     225.61     290.09     351.13
   Dow Jones Electric Utilities Index (U.S.)      100.00     131.57      132.92     168.19     191.98     161.63
   --------------------------------------------- ---------- ---------- ----------- ---------- ---------- ----------

(1) SEC filings sometimes "incorporate information by reference." This means the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this graph shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

(2) The historical stock performance depicted on the graph is not necessarily indicative of future performance. The Companies do not make or endorse any predictions as to future stock performance or dividends. This proxy statement is not to be considered material for soliciting the purchase or sale of either Companies' stock.

(3) Ex-dividend dates have been used to determine the number of dividends included in Edison International's cumulative total return calculation. The ex-dividend date occurs several days prior to the record date for each dividend payment, and is the date on which the stock begins trading at a price that does not include the dividend. Edison International had three ex-dividend dates in 1995, five ex-dividend dates in 1996, and three ex-dividend dates in 1999 even though shareholders received four dividend payments in each year. If four dividends were used for each year to determine the cumulative total return, the Edison International total returns would change as follows:

                            Cumulative Total Return
-----------------------------------------------------------------------------
   12/94          12/95        12/96        12/97        12/98        12/99
-----------------------------------------------------------------------------
  $100.00        $127.82      $152.37      $217.02      $230.89      $226.50


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Edison International and SCE Boards have selected Arthur Andersen LLP as the Companies' independent public accountants for calendar year 2000. Arthur Andersen LLP is an international public accounting firm which provides leadership in public utility accounting matters.

     Representatives of Arthur Andersen LLP are expected to attend the annual meeting to respond to appropriate questions and to make a statement if they wish.


                    SHAREHOLDER PROPOSALS AND NOMINATIONS FOR
                              2001 ANNUAL MEETINGS

     To be considered for inclusion in the 2001 proxy statement, shareholder proposals for the Edison International and SCE 2001 annual meetings must be received by November 14, 2000.

     Shareholders intending to bring any other business before an annual meeting, including Director nominations, must give written notice to the Edison International or SCE Secretary, as the case may be, of the business to be presented. The notice must be received at company offices within the periods, and with the information and documents, specified in the Bylaws. A copy of the Bylaws may be obtained by writing to the Edison International or SCE Secretary.

     Assuming that the 2001 annual meetings of shareholders are held on April 19, 2001, as currently specified by the Bylaws, the period for the receipt by the Edison International or SCE Secretary of written notice of other business to be brought by shareholders before the 2001 annual meetings of shareholders, including Director nominations, will begin on September 15, 2000, and end on November 14, 2000.

                 AVAILABILITY OF FORM 10-K AND OTHER INFORMATION

     The Edison International and SCE 1999 Annual Reports on Form 10-K, including the financial statements and the financial statement schedules but excluding other exhibits, will be furnished without charge to shareholders upon written request. This report is expected to be available for distribution after March 30, 2000.

     A copy may be requested by writing to:

                   Law Department, Attn: Corporate Governance
                Edison International (or SCE, as the case may be)
                     2244 Walnut Grove Avenue, P. O. Box 800
                           Rosemead, California 91770



                             OTHER PROPOSED MATTERS

     The Edison International and SCE Boards were not aware by November 9, 1999 (the latest date for shareholders to provide advance notice of business intended to be presented at the meeting) of any other matters to be presented for action at the meeting.

     If any other matters should properly come before the meeting, including matters incident to the conduct of the meeting, the proxies will vote the shares in accordance with their judgment. Discretionary authority to do so is included in the proxies.


Dated:  March 13, 2000

                                              For the Boards of Directors,


                                              BEVERLY P. RYDER
                                              ---------------------------------
                                              BEVERLY P. RYDER, Secretary
                                              Edison International and
                                              Southern California Edison Company

  X   Please mark your                                            CONTROL NO.
---  votes as in this
     example

The Directors recommend a vote of "FOR" Item 1.
----------------------------------------------
                                                                                               ANNUAL MEETING
                          Withhold For All   Nominees: 01-W.Christopher, 02-S.E.Frank,         Mark here if you plan
1. Election       For All For All  Except    03-J.C.Hanley, 04-C.F.Huntsinger, 05-C.D.Miller,  to attend the annual
   of Directors                              06-L.G.Nogales, 07-R.L.Olson, 08-J.M.Rosser,      meeting.                 ----
                   ----    ----     ----     09-R.H.Smith, 10-T.C.Sutton, 11-D.M.Tellep,
                                             12-E.Zapanta
                                                                                               ANNUAL REPORT
(INSTRUCTION: to withhold authority to vote for any individual nominee,                        For multiple-account
write such name(s) in the space provided below.)                                               holders only: Mark here
                                                                                               to discontinue annual
----------------------------------------------------------------------                         report mailing for this
                                                                                               account.                 ----



SIGNATURE(S) ------------------------------- DATE ------------------------------
IMPORTANT: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

--------------------------------------------------------------------------------
                              Fold and Detach Here



LOGO                                         EDISON INTERNATIONAL
EDISON INTERNATIONAL                  ANNUAL MEETING - APRIL 20, 2000
                               Edison International offers Phone or Internet
                                    voting 24 hours a day, 7 days a week

On a touch-tone phone, call toll-free 1-877-779-8683 (outside the US and Canada, call 201-536-8073).

o    Have your proxy card and social security number ready.
o    Enter the control number from the box above, just below the perforation.
o    Follow the voting instructions.
o    Your vote will be repeated to you, and you will be asked to confirm it.

Log onto the Internet and type: http://www.eproxyvote.com/eix

o    Have your proxy card and social security number ready.
o    Enter the control number from the box above, just below the perforation.
o    Follow the voting instructions.
o    Your vote will be repeated to you, and you will be asked to confirm it.

    Your vote by phone or Internet authorizes the proxies and/or the Southern California Edison Company Stock Savings Plus Plan Trustee, both named on the reverse of this card, to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Voting instructions to the Plan are confidential. All stock for which the Plan Trustee has not received instructions by telephone or Internet by 5:00 p.m., Eastern Time, on April 17, 2000, may be voted in its discretion.

    If you voted by phone or Internet, please do not return the proxy card.
                             THANK YOU FOR VOTING!

LOGO
EDISON INTERNATIONAL                              Proxy/Voting Instruction Card



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California, on April 20, 2000, at 10 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matter listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEM 1. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

    VOTING INSTRUCTIONS TO THE TRUSTEE, STATE STREET BANK AND TRUST COMPANY

If I hold shares through the Southern California Edison Company Stock Savings Plus Plan, this card also provides the following voting instructions to the plan trustee: You are instructed to vote confidentially as described above the shares of stock credited and conditionally credited to my account through February 22, 2000. I understand that the stock will be voted as directed provided the trustee receives this card by 5:00 p.m. Eastern Time, on April 17, 2000, and all stock for which the trustee has not received instructions by this card at the designated time may be voted in its discretion.

 YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE MARK, SIGN, DATE
    AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES.
  TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

                                                                     See Reverse
                                                                        Side
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE.




                                ADMISSION TICKET

                            Edison International and
                       Southern California Edison Company
                         Annual Meeting of Shareholders
                            April 20, 2000 at 10 a.m.
                    Space is limited; doors open at 9:30 a.m.

               Please present this ticket to attend the meeting.




            THE INDUSTRY HILLS SHERATON RESORT AND CONFERENCE CENTER
                           One Industry Hills Parkway
                          City of Industry, California


                                      MAP